SUN HYDRAULICS CORPORATION

d/b/a HELIOS TECHNOLOGIES

EXECUTIVE COMPENSATION POLICY

         The Compensation Committee of the Board of Directors (the “Committee”) of Sun Hydraulics Corporation, d/b/a Helios Technologies (the “Company”), has adopted this Executive Compensation Policy to provide a framework under which executive officers and specified other key employees of the Company and its subsidiaries (each an “Executive”) are compensated for their services. The Committee reserves the right to amend or terminate this Policy at any time and may establish such additional plans or policies as it deems necessary or advisable to implement this Policy. In addition, the Committee may delegate its authority and responsibilities under this Policy, including, but not limited to, the authority to approve the grants of incentive awards made to non-executive officers, to the Chief Executive Officer of the Company (or his delegates).  The Committee, in the case of awards to executive officers, and the Chief Executive Officer and/or his delegates in the case of non-executive officers, retains full discretion to make, suspend or discontinue individual awards under this Policy.

A.	Base Salary. Each Executive shall receive an annual base salary, to be set from time to time by the Board, the Committee, or the individual to whom the Executive reports.
B.

Annual Short-Term Incentive. Each Executive shall be eligible for an annual short-term incentive bonus, with all awards payable in cash. Within the first 90 days of each fiscal year, the Board or the Committee shall establish a target annual bonus amount and target performance goals for each Executive, along with the methodology for the calculation of the bonus amount based upon achievement of the performance goals. Provided that the minimum threshold performance is met with respect to each performance metric, payout for that performance metric may be from 50% to 150% of the target bonus allocated to that metric. Payment of the annual bonus shall be made no later than March 15 following the year to which the annual incentive relates. An Executive shall forfeit any short-term incentive bonus if, prior to the bonus payment date, he or she is terminated for cause (as determined by the Committee) or has voluntarily terminated his or her employment.

C.

Long-Term Incentive. Each Executive shall be eligible to participate in a long-term incentive program. Awards under the long-term incentive program shall consist of grants of Restricted Stock Units (“RSUs”) under the Company’s Equity Incentive Plan. All RSUs shall be settled in Company common stock. Each long-term incentive grant shall relate to a three-year period.

1.	One-half of the RSUs granted shall have time-based vesting, with one-third of the time-based RSUs vesting and being settled at the conclusion of each year.
2.

The remaining one-half of the RSUs shall have performance-based vesting, based on a three-year performance period. Within the first 90 days of each performance period, the Committee shall establish the number of RSUs to be granted to each Executive, target performance goals for each Executive, and the methodology for the calculation of the RSUs that become vested based upon achievement of the performance goals. Provided that minimum threshold performance is met with respect to each performance metric, payout for that performance metric may be from 50% to 150% of the RSUs allocated to that metric. Settlement of the performance-based RSUs shall be made no later than March 15 following the end of the performance period.
D.

Other Equity Grants. The Committee may from time to time approve additional equity awards to Executives under the Company’s Equity Incentive Plan. The type and amount of such awards, and the conditions for vesting in those awards, shall be determined by the Committee at the time of such grants.

E.

Employee Benefits. Executives shall be eligible to participate in the Company’s employee benefit plans (including retirement, health, vision, dental and disability plans). Participation shall be subject to the terms of such plans.

Adopted by the Committee:  February 22, 2019

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